Exhibit 99.1

PRESS RELEASE

Contact:	Investor Relations Department, Penn Engineering & Manufacturing Corp. Richard F. Davies, Treasurer (215) 766-3660

PENN ENGINEERING COMPLETES MERGER WITH PN MERGER SUB, INC.

FOLLOWING APPROVAL BY PENN ENGINEERING’S STOCKHOLDERS

DANBORO, PA., May 25, 2005 – Penn Engineering & Manufacturing Corp. (NYSE: PNN, NYSE: PNNA) announced that Penn Engineering’s stockholders approved and adopted the merger agreement by and among Penn Engineering, PEM Holding Co. and PN Merger Sub, Inc., as amended, and the related merger. Following the favorable vote at yesterday’s special meeting of Penn Engineering’s stockholders, the merger was completed today. As a result of the merger, Penn Engineering has become privately held by and controlled by an affiliate of Tinicum Capital Partners II, L.P., and Penn Engineering’s common stock will no longer be listed or traded on the New York Stock Exchange. Under the terms of the merger agreement, all Penn Engineering stockholders, other than those who properly perfect their appraisal rights with respect to their Penn Engineering shares, will be entitled to receive $18.25 in cash for each share of Penn Engineering common stock and class A common stock they owned as of the closing of the merger. Penn Engineering stockholders will shortly receive a letter of transmittal for use in submitting their share certificates in return for the merger consideration.

About PennEngineering

Penn Engineering is a Delaware corporation that provides value-added solutions to leading worldwide computer, electronics, telecommunications and automotive original equipment manufacturers. Founded in 1942, Penn Engineering is a global company headquartered in Danboro, PA with additional facilities in Pipersville, PA, Harleysville, PA, Winston-Salem, NC, Doncaster, England, Singapore, Oxnard, CA, Kent, OH, Galway, Ireland, Offanengo, Italy, Shanghai, China and Mexico. More information about Penn Engineering is available at www.penn-eng.com.

About Tinicum

Tinicum Capital Partners II, L.P. is a New York-based private investment partnership with $600 million in committed equity capital.